Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Jeffrey P. Oldenkamp
October 21, 2020		Chief Financial Officer
Hawkins, Inc.		612/331-6910
2381 Rosegate		Jeff.Oldenkamp@HawkinsInc.com
Roseville, MN 55113

HAWKINS, INC. REPORTS
SECOND QUARTER FISCAL 2021 RESULTS

Minneapolis, MN, October 21, 2020 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three and six months ended September 27, 2020, its second quarter of fiscal 2021. Highlights include:

•Tenth consecutive quarter of year-over-year operating income growth, with record quarterly operating income of $16.6 million, an increase of 26% over the $13.2 million recorded in the second quarter of the prior year.
•Record second quarter sales of $147.8 million, an increase of 6% from the second quarter of fiscal 2020, with growth of 42% in our Health and Nutrition segment.
•Record second quarter diluted earnings per share (EPS) of $1.15, which was $0.28, or 32%, higher than EPS of $0.87 in the second quarter of fiscal 2020.
•Record first half diluted EPS of $2.25, a 26% increase over the first half fiscal 2020 EPS of $1.79
•Record quarterly operating cash flow of $18.6 million in the second quarter.
•Net debt of $72.8 million and a leverage ratio of 1.0x, after the purchase of American Development Corporation of Tennessee, Inc ("ADC").

“We were very pleased with this quarter’s continued profitability growth, including a 32% increase in net income this quarter,” said Patrick H. Hawkins, Chief Executive Officer and President. “As we expected, we continue to operate and execute on our business strategy through this pandemic, with our business segment operating results continuing to be mixed into the second quarter due to the varying impacts of COVID-19. In particular, our Health and Nutrition segment reported revenue growth of 42% over the same period last year, with operating income increasing nearly fivefold over last year largely due to increased demand for health and immunity products. Our Water Treatment segment results strengthened in the second quarter compared to the first quarter and compared to the second quarter in the prior year, as the negative impact of COVID-related pool closures lessened and we saw increased demand for many of our products. Our Industrial segment reported lower results due to reduced demand for certain products. Looking forward, we do expect continued year-over-year improvement in the second half of the fiscal year as our specialty and manufactured products continue to grow.”

Mr. Hawkins continued, “We are also delighted that, due to record operating cash flow in the second quarter, we were able to fund the acquisition of ADC with net borrowings in the quarter increasing only $10 million. The integration of ADC is going well, and the operating results are already accretive to our bottom line.”

Second Quarter Financial Highlights:

Sales were $147.8 million for the second quarter of fiscal 2021, an increase of 6%, from sales of $140.0 million for the same period of the prior year. Industrial segment sales decreased $6.9 million, or 10%, to $61.2 million for the current quarter, as compared to $68.1 million for the same period of the prior year. The decrease in sales dollars from the prior year was driven by lower overall volumes sold. Water Treatment segment sales increased $3.6 million, or 8%, to $49.5 million for the current quarter, as compared to $45.9 million for the same period of the prior year. The increase in sales dollars from the prior year was largely attributable to the added sales from the acquisition of ADC, while our legacy business also increased due to increased sales of our manufactured, blended and repackaged products. Sales for our Health and Nutrition segment increased $11.0 million, or 42%, to $37.1 million for the current quarter, as compared to $26.1 million for the same period of the prior year. The increase in sales was driven by increased sales of both our manufactured and specialty distributed products largely as a result of increased consumer demand for health and immunity products.

Gross profit increased $4.8 million to $32.8 million, or 22% of sales, for the current quarter, from $28.0 million, or 20% of sales, for the same prior year period. During the current quarter, the LIFO reserve decreased, and gross profits increased, by

$0.2 million. In the same quarter a year ago, the LIFO reserve decreased, and gross profits increased, by $0.3 million. Gross profit for the Industrial segment decreased $0.3 million to $10.4 million, or 17% of sales, for the current quarter, from $10.7 million, or 16% of sales, for the same period of the prior year. Total Industrial segment gross profit decreased slightly due to the overall reduction in sales. Gross profit for the Water Treatment segment increased $1.8 million to $14.5 million, or 29% of sales, for the current quarter, from $12.8 million, or 28% of sales, for the same period of the prior year. Gross profit in our Water Treatment segment increased as a result of the added gross profit from the acquisition of ADC as well as increased sales in our legacy business. Gross profit for our Health and Nutrition segment increased $3.2 million to $7.8 million, or 21% of sales, for the current quarter, from $4.6 million, or 18% of sales, for the same period of the prior year, primarily as a result of higher sales compared to the prior year.

Company-wide selling, general and administrative expenses were $16.2 million, or 11% of sales, for the current quarter, compared to $14.8 million, or 11% of sales, for the same period of the prior year. Expenses increased in part due to increased variable pay and the added costs due to the ADC acquisition, including $0.2 million expense for amortization of intangibles, as well as an unfavorable adjustment to compensation expense related to our non-qualified deferred compensation plan, which expense is offset in other income. As a percentage of sales, SG&A was relatively flat year over year when adjusted for the expense related to the non-qualified deferred compensation plan and the amortization of the intangibles related to ADC.

Our effective income tax rate was 26.4% for the current quarter, compared to 26.2% in the same period of the prior year. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of EBITDA is presented below. EBITDA for the three months ended September 27, 2020 was $23.4 million, an increase of $4.2 million, or 22%, from EBITDA of $19.2 million for the same period of the prior year. The increase was primarily due to improved gross profit.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures chemicals and other specialty ingredients for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 44 facilities in 20 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, goodwill impairment, and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended		Six months ended
(In thousands)	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Net Income (GAAP)	$12,190	$9,250	$23,978	$19,057
Interest expense, net	339	666	719	1,429
Income tax expense	4,374	3,287	8,621	6,795
Amortization of intangibles	1,447	1,269	2,715	2,537
Depreciation expense	4,134	4,117	8,350	8,202
Non-cash compensation expense	686	636	1,386	1,145
Non-recurring acquisition expenses	265	—	265	—
Adjusted EBITDA	$23,435	$19,225	$46,034	$39,165

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Six Months Ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Sales	$147,801	$140,043	$290,973	$287,379
Cost of sales	(115,004)	(112,049)	(227,200)	(230,588)
Gross profit	32,797	27,994	63,773	56,791
Selling, general and administrative expenses	(16,221)	(14,817)	(31,259)	(29,653)
Operating income	16,576	13,177	32,514	27,138
Interest expense, net	(339)	(666)	(719)	(1,429)
Other income	327	26	804	143
Income before income taxes	16,564	12,537	32,599	25,852
Income tax expense	(4,374)	(3,287)	(8,621)	(6,795)
Net income	$12,190	$9,250	$23,978	$19,057
Weighted average number of shares outstanding - basic	10,527,891	10,575,538	10,526,511	10,589,922
Weighted average number of shares outstanding - diluted	10,622,881	10,633,117	10,634,281	10,663,864
Basic earnings per share	$1.16	$0.87	$2.28	$1.80
Diluted earnings per share	$1.15	$0.87	$2.25	$1.79
Cash dividends declared per common share	$0.2325	$0.23	$0.465	$0.46

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to impact and duration of wage pressures, the levels of investment and the impact of investments on our business operations and financial condition, the timing of new Water Treatment branch investments, and the duration and impact of product shortages. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, the impact and severity of the COVID-19 outbreak, changes in the labor markets, our available cash for investments, our business capital needs, changes in competition and price pressure, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, our ability to locate suitable real estate for new branch additions, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 29, 2020, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.